UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)        August 12, 2009

LAS VEGAS SANDS CORP.
(Exact name of registrant as specified in its charter)
NEVADA
(State or other jurisdiction of incorporation)
001-32373	27-0099920
(Commission File Number)	(I.R.S. Employer Identification No.)

3355 LAS VEGAS BOULEVARD SOUTH LAS VEGAS, NEVADA	89109
(Address of principal executive offices)	(Zip Code)

(702) 414-1000
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On August 12, 2009, two subsidiaries of Las Vegas Sands Corp. (the “Company”), VML US Finance LLC (the “Borrower”) and Venetian Macau Limited (“VML”), and The Bank of Nova Scotia, as administrative agent (the “Administrative Agent”), entered into a Second Amendment (the “Amendment”) to the Credit Agreement, dated as of May 25, 2006 and amended as of March 5, 2007, among the Borrower, VML, the lenders party thereto and the Administrative Agent (as amended by the Amendment, the “Credit Agreement”). The Amendment modifies certain terms of our Macao subsidiaries’ $3.3 billion Credit Agreement.

Among other things, the Amendment changes the definition of “Change of Control” in the Credit Agreement to require the Company to own, directly or indirectly, 50.1% of the common equity ownership interest in VML (and no longer requires the Company to own, directly or indirectly, 100% of the common equity ownership interest of VML) following the occurrence of a Permitted Equity Sale (as such term is defined in the Amendment). Following the closing of any Permitted Equity Sale, an amount equal to the lesser of (x) the net proceeds from such Permitted Equity Sale and (y) $500.0 million must be applied to prepay all classes of loans outstanding under the Credit Agreement on a pro rata basis (with a concurrent permanent reduction in the revolving loan commitments equal to the amount of revolving loans prepaid).

In addition, the Amendment (i) permits the issuance by VML or its restricted subsidiaries of up to $1.0 billion of senior secured notes ranking pari passu with the loans outstanding under the Credit Agreement; provided that the net proceeds from the issuance of such notes are applied to prepay the loans outstanding under the Credit Agreement, (ii) permits the issuance by VML or its restricted subsidiaries of up to $500.0 million of senior unsecured notes or senior secured notes ranking junior to the loans outstanding under the Credit Agreement; provided that the consolidated leverage ratio is not greater than 3.0X after giving pro forma effect to the issuance of such notes and the maturity date of such notes is outside the final maturity date of the Credit Agreement, (iii) modifies the maximum consolidated leverage ratios for the fiscal quarters ending September 30, 2009 thru December 31, 2010, (iv) provides for an uncommitted delayed start revolving loan facility which the Borrower may establish on or after the termination date of the existing revolving loan facility in an amount not to exceed the outstanding revolving loan commitments under the Credit Agreement as of the termination of the existing revolving loan facility, subject to certain conditions, (v) amends the definition of “Consolidated Adjusted EBITDA” to provide for the inclusion of certain identifiable cost savings in the calculation of Consolidated Adjusted EBITDA for the fiscal quarters ending September 30, 2009, December 31, 2009 and March 31, 2009, in an amount not to exceed $40.0 million, $19.0 million and $12.0 million, respectively, to the extent that such cost savings are not fully reflected in the applicable four quarter period and (vi) amends the definition of “Permitted Liens” to permit certain liens on assets in connection with the issuance of certain permitted debt contemplated by clauses (i) and (ii) above.

The Amendment also increases the applicable interest rate margins for all classes of loans outstanding under the Credit Agreement by 3.25% per annum, until an amount equal to $500.0 million has been applied to prepay the loans under the Credit Agreement upon consummation of one or more Permitted Equity Sales, and by 2.25% per annum after such prepayment, in each case, from the applicable interest rate margins that were in place immediately prior to the effectiveness of the Amendment.

Certain of the agents and lenders under the Credit Agreement and their respective affiliates have from time to time provided investment banking, commercial banking and other financial services to the Company or its affiliates, for which they received customary fees and commissions. The agents and lenders under the Credit Agreement and their respective affiliates may also provide these services to the Company or its affiliates from time to time in the future.

The foregoing summary is qualified in its entirety by reference to the actual Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 13, 2009

LAS VEGAS SANDS CORP.
By:	/s/ Kenneth J. Kay
Name: Kenneth J. Kay Title: Senior Vice President and Chief Financial Officer

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